Exhibit 10.6

SECOND AMENDMENT TO CONSULTING AGREEMENT

This Second Amendment to Consulting Agreement (“Amendment”), dated April 27, 2022 and effective as of the same date, unless otherwise set forth below, is entered into by and between Cannbiorex Pharma Ltd., a UK corporation (the “Company”), and Jagdeep Nanchahal (“Consultant”) (collectively, the Company and Consultant are the “Parties”).

WHEREAS, the Company and the Consultant have entered into a First Amendment to Consultancy Agreement, dated March 31, 2021, and effective December 1, 2020 (the “Agreement”)1, concerning the engagement of the Consultant as Chair of Clinical Advisory Board of 180 Life Sciences Corp.;

WHEREAS, certain capitalized terms used below have the meanings given to such terms in the Agreement; and

WHEREAS, the parties wish to amend the Agreement to revise certain terms of the Agreement as set forth herein in order to reduce Company costs on a temporary basis.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged and confirmed, the parties hereto agree as follows:

1.	As outlined in the Agreement, upon acceptance of the data for the phase 2b clinical trial for Dupuytren’s disease for publication, the monthly fee of the Consultant is increased to £23,000. During the month of March 2022, the data for the phase 2b clinical trial for Dupuytren’s disease was accepted for publication, subject to editing and final approvals before an actual release date occurs. Therefore, the monthly fee was increased to £23,000, as of March 1, 2022 (the “Increase in Fees”), of which:

(a)	£4,000 of the amount of the Increase in Fees, payable per the regular payroll practices (the “Accrued Amounts”), shall be accrued until the earlier of (i) the Company raising a minimum of $15,000,000, or (ii) November 1, 2022 (the “Funding Determination Date”); and

(b)	£19,000 per month of such Fees shall be payable per the payroll practices of the Company in cash by the Company starting effective March 1, 2022 until the Funding Determination Date.

(c)	On the Funding Determination Date, the Accrued Amounts shall be paid by the Company.

2.	Except to the extent modified hereby, the Agreement shall remain in full force and effect.

3.	This Amendment shall be binding upon and inure to the benefit of the parties and their successors and assigns.

4.	This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[1]	https://www.sec.gov/Archives/edgar/data/0001690080/000121390021019967/ea138936ex10-2_180life.htm

IN WITNESS WHEREOF, the parties have caused the Amendment to be executed as of the date and year first referenced above.

The “Company”	Cannbiorex Pharma Ltd.

Date: April 27, 2022	By:	/s/ Ozan Pamir
	Its:	CFO
	Printed Name:	Ozan Pamir

The “Executive”
Date: April 27, 2022	By:	/s/ Jagdeep Nanchahal
Jagdeep Nanchahal